UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2011

PROFIT PLANNERS MANAGEMENT, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA	333-142076	90-0450030
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification Number)

350 Madison Avenue, 8th Floor
New York, NY 10017

(Address of Principal Executive Offices)

(646) 416-6802

(Registrant's Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Item 3.02    Unregistered Sales of Equity Securities.

On May 26, 2011, the Registrant entered into a Stock Purchase Agreement (the “SPA”) with Orchid Island Capital Partners, LP (“Orchid”), a privately held investment limited partnership, whereby Orchid agreed to purchase from Registrant 555,556 restricted shares (the “Shares”) of the Registrant’s common stock for an aggregate purchase price of  $100,000 cash (the “Purchase Price”). Pursuant to the terms of the SPA, Orchid paid to Registrant one-third of the Purchase Price, $33,333, by wire transfer on the date of execution of the SPA. The remaining $66,667 of the Purchase Price shall be paid in two equal installments on the dates thirty and sixty days from the date of execution of the SPA. Upon completion of the payment of the full Purchase Price by Orchid sixty days from the date of execution of the SPA, Registrant shall cause its transfer agent to issue to Orchid all of the Shares. The Shares shall be restricted shares of the Registrant’s common stock, and as such, shall contain a restrictive legend

The transaction referred to above did not involve an underwriter or placement agent and there were no underwriter's discounts or commissions, or placement agent fees or commissions, paid in connection with the transaction. Orchid is an accredited investor, as defined by Rule 501 of Regulation D, and has the business and financial knowledge to analyze the risks associated with ownership of the Registrant’s common stock. The transaction referred to above was an exempt transaction in accordance with the provisions of Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. The Registrant did not engage in any public solicitations in connection with the above transaction.

Upon the completion of the issuance of the Shares pursuant to the terms of the SPA, the Registrant will have 25,388,894 shares of common stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Profit Planners Management, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2011

PROFIT PLANNERS MANAGEMENT, INC.

By:	/s/ Wesley Ramjeet
Wesley Ramjeet
Chief Executive Officer